Exhibit 99.1

CAUSE NO. DC-15-05687

ROBERT M. BRIDGES, Individually and on	§	IN THE DISTRICT COURT OF
Behalf of All Others Similarly Situated, and	§
Derivatively on Behalf of PMFG, INC.,	§
§
Plaintiff,	§
vs.	§
§
CECO ENVIRONMENTAL CORP., TOP	§
GEAR ACQUISITION INC., TOP GEAR	§
ACQUISITION II LLC, PETER J. BURLAGE,	§
CHARLES M. GILLMAN, KENNETH R.	§	DALLAS COUNTY, TEXAS
HANKS, ROBERT McCASHIN, R. CLAYTON	§
MULFORD, KENNETH H. SHUBIN STEIN	§
and HOWARD G. WESTERMAN, JR.,	§
§
Defendants,	§
§
— and —	§
§
PMFG, INC., a Delaware corporation,	§
§
Nominal Party.	§	192nd JUDICIAL DISTRICT

AMENDED SHAREHOLDER DERIVATIVE CLASS ACTION PETITION

TO THE HONORABLE JUDGE OF THE COURT:

COMES NOW, Plaintiff Robert M. Bridges, and files this his Amended Shareholder Derivative Class Action Petition as follows:

DISCOVERY CONTROL PLAN

Pursuant to Rule 190.1 of the Texas Rules of Civil Procedure, Plaintiff would show that discovery is intended to be conducted under Level 3 of this Rule due to the complexity of this case.

SUMMARY OF THE ACTION

1. This is a shareholder class action brought by Plaintiff: (i) derivatively on behalf of PMFG, Inc. (“PMFG” or the “Company”); and (ii) individually and on behalf of all other similarly situated shareholders of PMFG, against the members of PMFG’s Board of Directors (the “Board”

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or the “Individual Defendants”), CECO Environmental Corp. (“Parent”), and two direct wholly-owned subsidiaries of Parent, Top Gear Acquisition Inc. (“Merger Sub I”), and Top Gear Acquisition II LLC (“Merger Sub II,” and together with Parent and Merger Sub I, “CECO”), arising out of the Board’s breaches of fiduciary duty in connection with CECO’s proposed acquisition of PMFG, pursuant to an unfair process and for an unfair price (the “Proposed Acquisition”). The Board is being aided and abetted in its breaches of these fiduciary duties by Parent, Merger Sub I and Merger Sub II. This action seeks equitable relief.

2. Headquartered in Dallas, Texas, PMFG is a worldwide provider of custom-engineered systems and equipment designed to facilitate the safe and efficient delivery of energy. PMFG’s customers include some of the largest natural gas processors, transmission and distribution companies, refiners, power generators, and engineering and construction companies in the world.

3. On May 4, 2015, PMFG and CECO announced that they had entered into a definitive agreement (the “Merger Agreement”), pursuant to which CECO will acquire all outstanding shares of PMFG common stock for cash and stock valued at $6.85 per share (the “Merger Consideration”). Under the terms of the Merger Agreement, PMFG’s shareholders have the option of electing either of the following forms of Merger Consideration, subject to proration:

•	$6.85 per each share of PMFG common stock in cash, without interest (the “Cash Consideration”); or

•

a number of shares of CECO common stock (“CECO Common Stock”), equal to a fraction (the “Exchange Ratio”), the numerator of which is $6.85 and the denominator of which is the volume-weighted average trading price as reported on the NASDAQ Global Market (the “VWAP Price”) of CECO Common Stock for the 15 consecutive trading days ending on the trading date immediately preceding the closing date of the Merger Agreement (the “Stock Consideration”); provided that the Stock Consideration is subject to a collar such that (1) if the VWAP Price is less than or equal to $10.61, then the Exchange Ratio will be 0.6456 shares of CECO Common Stock for each share of Company common stock, and (2) if the

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VWAP Price is greater than or equal to $12.97, then the Exchange Ratio will be 0.5282 shares of CECO Common Stock for each share of Company common stock. The net effect of this collar mechanism is that no further increase in the Exchange Ratio will be made if the CECO trading price is less than $10.61, and no further decrease in the Exchange Ratio will be made if the CECO trading price is greater than $12.97.

4. The Merger Agreement provides that the stockholder elections for the Cash Consideration and Stock Consideration will be subject to proration in the aggregate, so that approximately 45% of the outstanding shares of PMFG common stock will be exchanged for Cash Consideration, and approximately 55% for Stock Consideration. No fractional shares of CECO Common Stock will be issued, and the Company’s stockholders will receive cash in lieu of any fractional shares.

5. Unfortunately for PMFG’s public stockholders, the Proposed Acquisition was a product of a hopelessly flawed and unfair process that was driven by one of the Company’s largest stockholders, Cannell Capital LLC (“Cannell”). Cannell is an activist hedge fund that specializes in making investments in public companies that it deems to be underperforming or undervalued. Upon acquiring a substantial position in a target company, Cannell will utilize proxy contests and public castigation of the company’s officers and directors in order to induce its desired course of action for that company.

6. Cannell used this playbook to force the sale of PMFG in order to realize a short term gain on its significant stake in the Company. Cannell effectively bullied PMFG’s Board and senior management into doing its bidding and pursuing an ill-timed sales process.

7. Cannell’s involvement in PMFG came at a time when the Company’s Board and management were in a vulnerable position. On May 20, 2014, Cannell filed a Schedule 13-D statement with the United States Securities and Exchange Commission (“SEC”), announcing its beneficial ownership of more than 1.115 million shares of PMFG common stock, or approximately

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539% of the Company’s outstanding shares. Importantly, Cannell announced its ownership stake in PMFG just a week after CECO had terminated preliminary discussions with PMFG management concerning a potential acquisition of the Company. Cannell also indicated in the Schedule 13-D that it planned to pursue a number of hostile actions against PMFG’s Board, including: (i) initiating a proxy fight and nominating its own representatives to the Board; (ii) taking actions in “pursuit of strategic initiatives”; and (iii) forming a larger voting bloc group comprised of other investors in PMFG.

8. Two weeks later, on June 4, 2014, Cannell stepped up the pressure when it, along with other allied investors including Defendants Kenneth H. Shubin Stein and Charles M. Gillman, filed an amended Schedule 13D, which disclosed an increased ownership interest in PMFG. Cannell ultimately increased its stock holdings in the Company to more than 6%. Cannell also announced its intention to seek representation on the Company’s Board at the 2014 annual stockholders meeting.

9. Cannell’s bullying tactics proved to be successful. The Board readily acquiesced to Cannell’s demands and agreed to expedite the sale of PMFG in order to diffuse the threat of a drawn-out proxy contest and to avoid any potential damage to their professional reputations that would come from being ousted by the Company’s own stockholders. Further demonstrating its total capitulation to Cannell’s demands, the Board agreed to the appointment of Defendants Gillman and Shubin Stein, members of Cannell’s investor group, as directors.

10. With Cannell’s allies on the Board, there was nothing standing in the way of a sale of PMFG. The Board and Company senior management subsequently renewed their discussions with CECO and agreed to move forward with the Proposed Acquisition. In its haste to do the deal with CECO, the Board agreed to Merger Consideration that was much lower than what CECO had

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previously been willing to pay for the Company. CECO had initially proposed an acquisition price of $9.00 per share before the discussions were called off in May 2014, but the Board, under pressure by Cannell, ultimately settled for the meager, final price of $6.85 per each share.

11. Subverting the interests of Plaintiff and PMFG’s other public stockholders, the Board orchestrated the sales process in a manner to ensure the deal would quickly move forward with its preferred partner, CECO, on terms preferential to CECO. In fact, the Board failed to implement any real process whatsoever. The Board entered into the Merger Agreement without performing any pre-signing market check to solicit the interest of other potential acquirers, and otherwise failed to undertake a full and fair process designed to maximize shareholder value. The Board also failed to set up an independent special committee and allowed self-interested directors and executives to co-opt the process.

12. Furthermore, in order to expedite the deal and lock in the Proposed Acquisition at the inadequate proposed consideration, the Board agreed to a number of unfair and preclusive deal protection devices as part of the Merger Agreement entered into with CECO. These “lock-up” provisions, which collectively preclude any competing offers for the Company, include: (i) an illusory 45-day “go-shop” period; (ii) a no-solicitation provision that precludes the Company, following the go-shop period, from providing confidential Company information to, or even communicating with, potential competing bidders except under extremely limited circumstances; (iii) a matching rights provision that allows CECO to match any competing superior proposal; and (iv) a termination fee provision that obligates the Company to pay CECO a $1.6 million termination fee and up to $1.6 million in CECO’s expenses in the event the Proposed Acquisition is terminated in favor of a superior proposal that results from the go-shop period, and a $4.8 million termination fee if the Proposed Acquisition is terminated in favor of a superior proposal thereafter.

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13. The Board and Company management were dead-set on doing a deal with CECO, at a sub-optimal price to the public shareholders, for self-interested reasons unrelated to the merits of the transaction. As a result of their efforts to skew the process in favor of CECO, members of the Board and other Company insiders will be handsomely rewarded with special financial benefits not available to the public shareholders. In exchange for authorizing the Proposed Acquisition, the Individual Defendants, along with PMFG’s senior management, have been granted the right to cash out their previously locked-up shares in the Company through the immediate and full vesting of all of their shares of restricted stock, restricted stock units and stock options, upon the closing of the transaction. Importantly, unlike the shares held by PMFG’s public stockholders, the shares and interests held by the Company’s Board and management are not subject to any proration or reallocation in the event that the cash elections by the PMFG stockholders are oversubscribed. Even more glaring, the Board has authorized an additional award of stock to its members and other Company insiders, in the form of restricted stock units, to be granted sometime on or after September 15, 2015.

14. Other serious conflict of interests pervaded the sales process. The Board authorized the retention of the law firm of Jones Day to serve as PMFG’s legal advisor in connection with the sales process, despite the fact that Jones Day was simultaneously representing CECO on other matters. Jones Day’s longstanding attorney-client relationship with CECO compromised its ability to provide complete, unbiased advice to PMFG. Furthermore, the Board ignored yet another obvious conflict when it chose to engage Ernst & Young to perform accounting and financial due diligence on CECO, despite the fact that CECO had also employed Ernst & Young to perform the very same due diligence on PMFG, in connection with the Proposed Acquisition.

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15. Finally, in order to secure shareholder support for the Proposed Acquisition, Defendants issued a materially false and misleading Form S-4 Registration Statement on June 9, 2015 (the “S-4”). The S-4, which recommends that PMFG’s stockholders vote in favor of the Proposed Acquisition, omits and/or misrepresents material information that prevents stockholders from making fully informed decisions on whether to vote in favor of the Proposed Acquisition, including information concerning: (i) the unfair sales process underlying the Proposed Acquisition; (ii) the conflict of interests that burdened the process; (iii) the financial valuation analyses prepared by Stifel Nicolaus & Company, Inc. (“Stifel Nicolaus”) in connection with the rendering of the fairness opinion upon which the Board purportedly relied; and (iv) the financial projections for the Company prepared by, or provided to, management and their advisors.

16. In pursuing the unlawful plan to sell PMFG for less than fair value and pursuant to an unfair process, Defendants have breached their fiduciary duties of loyalty, due care, independence, candor, good faith and fair dealing, and/or have aided and abetted such breaches. Although the shareholder vote to approve the Proposed Acquisition has not yet been scheduled, Defendants are moving quickly to consummate the deal. Immediate judicial intervention is therefore warranted here to rectify existing and future irreparable harm to the Company’s public stockholders. Plaintiff seeks equitable relief to enjoin the shareholder vote on the Proposed Acquisition or, alternatively, rescind the Proposed Acquisition in the event it is consummated.

JURISDICTION AND VENUE

17. This Court has jurisdiction over each defendant, because they conduct business in, reside in, and/or are citizens of the State of Texas. This action is not removable.

18. Venue is proper in this county because Dallas County is the county in which all, or a substantial part, of the events or omissions giving rise to the claim occurred, and because Dallas County is the county of PMFG’s principal office in this state.

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PARTIES

19. Plaintiff Robert M. Bridges at all times relevant hereto has been a PMFG shareholder.

20. Nominal party PMFG is a publicly traded Delaware corporation headquartered in Dallas, Texas. PMFG’s principal executive offices are located at 14651 North Dallas Parkway, Suite 500, Dallas, Texas. PMFG may be served with process by serving its registered agent, Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

21. Defendant CECO Environmental Corp. (“Parent”) is headquartered in Cincinnati, Ohio. Defendant Parent is an environmental technology company that provides equipment and systems in the product recovery, air pollution control, fluid handling, and filtration industries. Defendant Parent is sued herein as an aider and abettor. Defendant Parent may be served with process by serving its registered agent, The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

22. Defendant Top Gear Acquisition Inc. (“Merger Sub I”) is a Delaware corporation and a wholly-owned subsidiary of Parent, formed solely for the purpose of effectuating the Proposed Acquisition. Defendant Merger Sub I is sued herein as an aider and abettor. Defendant Merger Sub I may be served with process by serving its registered agent, The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

23. Defendant Top Gear Acquisition II (“Merger Sub II”) is a Delaware limited liability company and a wholly-owned subsidiary of Parent, formed solely for the purpose of effectuating the Proposed Acquisition. Defendant Merger Sub II is sued herein as an aider and abettor. Defendant Merger Sub II may be served with process by serving its registered agent, The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

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24. Defendant Peter J. Burlage (“Burlage”) is and at all material times hereto has been a director, Chairman of the Board, President and CEO of PMFG. Defendant Burlage may be served with process at 5704 Danmire Court, Plano, Texas 75093.

25. Defendant Charles M. Gillman (“Gillman”) is and at all material times hereto has been a director of PMFG. Defendant Gillman was designated to serve on the Board by Cannell. Defendant Gillman may be served with process at 1729 East 30th Place, Tulsa, Oklahoma 74114.

26. Defendant Kenneth R. Hanks (“Hanks”) is and at all material times hereto has been a director of PMFG. Defendant Hanks may be served with process at 8926 Fenchurch Road, Dallas, Texas 75238.

27. Defendant Robert McCashin (“McCashin”) is and at all material times hereto has been Lead Director of PMFG. Defendant McCashin may be served with process at 575 10th Avenue S, Naples, Florida 34102.

28. Defendant R. Clayton Mulford (“Mulford”) is and at all material times hereto has been a director of PMFG. Defendant Mulford may be served with process at 6908 Hunters Glen Road, Dallas, Texas 75205.

29. Defendant Kenneth H. Shubin Stein (“Shubin Stein”) is and at all material times hereto has been a director of PMFG. Defendant Shubin Stein was designated to serve on the Board by Cannell. Defendant Shubin Stein may be served with process at 450 West 17th Street, Apt. 628, New York, New York 10011.

30. Defendant Howard G. Westerman, Jr. (“Westerman”) is and at all material times hereto has been a director of PMFG. Defendant Westerman may be served with process at 2419 Valley Forge, Richardson, Texas 75080.

31. The Defendants named in ¶¶24-30 are collectively referred to herein as the “Individual Defendants.”

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CLASS ACTION ALLEGATIONS

32. Plaintiff brings this action on his own behalf and as a class action on behalf of all holders of PMFG shares who are being and will be harmed by Defendants’ actions described below (the “Class”). Excluded from the Class are Defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any defendant.

33. This action is properly maintainable as a class action.

34. The Class is so numerous that joinder of all members is impracticable. There were more than 21.2 million common shares of PMFG issued and outstanding as of April 29, 2015.

35. There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member. The common questions include, inter alia, the following:

(a) whether the Individual Defendants have breached their fiduciary duties of undivided loyalty, independence, or due care with respect to Plaintiff and the other members of the Class;

(b) whether Defendants are engaging in self-dealing;

(c) whether Defendants are unjustly enriching themselves and other insiders or affiliates of PMFG;

(d) whether the Individual Defendants have breached any of their other fiduciary duties to Plaintiff and the other members of the Class in connection with their failure to maximize shareholder value, including the duties of good faith, diligence, candor and fair dealing;

(e) whether Defendants, in bad faith and for improper motives, have impeded or erected barriers to discourage other offers for the Company or its assets; and

(f) whether Plaintiff and the other members of the Class would suffer irreparable injury were the transactions complained of herein consummated.

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36. Plaintiff’s claims are typical of the claims of the other members of the Class and Plaintiff does not have any interests adverse to the Class.

37. Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature, and will fairly and adequately protect the interests of the Class.

38. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for the party opposing the Class.

39. Plaintiff anticipates that there will be no difficulty in the management of this litigation. A class action is superior to other available methods for the fair and efficient adjudication of this controversy.

40. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

FACTUAL ALLEGATIONS

41. Headquartered in Dallas, Texas, PMFG is the holding company that owns Peerless Mfg. Co. (“Peerless”). Founded more than 80 years ago, Peerless is a leading global provider of engineered systems and products for the abatement of air pollution, the removal of contaminants from gases and liquids, industrial noise control, and heat-transfer. PMFG primarily serves the markets for natural gas infrastructure, power generation and refining and petrochemical processing. With its acquisition of substantially all of the assets of Combustion Components Associates, Inc. (“CCA”) in March 2014, PMFG expanded its service markets to include industrial and utility industries.

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42. In 2009, PMFG expanded its business operations to China to capitalize on the country’s booming natural gas industry and growing nuclear energy market. As part of this expansion, PMFG built a 175,000 square foot manufacturing facility in Zhenjiang, China, which began operations in September 2013. Also around this time, PMFG built an 80,000 square foot manufacturing facility in Denton, Texas to enhance its global manufacturing capacity. Due in part to challenges resulting from the transition to these new facilities, PMFG experienced significant cost overruns and operational issues, which negatively impacted the Company’s revenue and gross margin in fiscal year 2014. There was also a decline in energy prices in the period leading up to the Proposed Acquisition, which caused some of the Company’s customers in the natural gas and power generation industries to delay or temporarily hold their orders, resulting in the further weakening of the Company’s profitability.

43. In response to these concerns, the Company implemented a number of business initiatives designed to improve profitability, lower operating expenses and correct the manufacturing problems at its Zhenjiang and Denton facilities. PMFG was achieving significant progress with these efforts, as the Company began experiencing margin improvement and revenue growth toward the end of fiscal year 2014 and the early part of fiscal year 2015. Defendant Burlage, Chief Executive, President and Chairman of the Board of PMFG, highlighted the progress of these initiatives and the Company’s improving business prospects during a November 6, 2014 earnings call:

I’m happy to announce that we are delivering on our margin improvement goals for fiscal 2015, and we are pleased with our start to the year. We are realizing the benefits of the efficiency and manufacturing improvements we implemented earlier this year, and I am proud of our team’s work.

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*            *             *

As highlighted in our press release, I am encouraged by the progress we are making internally and believe that we remain very well positioned to leverage the growth trends in global power generation and the natural gas value chain in fiscal 2015 and beyond. In regards to our outlook for 2015, our revenue expectations are unchanged at $150 million to $160 million range, and we are ahead of schedule in regards to our gross margin improvements. And we now expect full year gross margins to be on a normalized range of 32% to 34% compared to our previous guidance of not reaching that level until our fiscal fourth quarter of this year.

44. Accordingly, in the months leading up to the Proposed Acquisition, PMFG was well on its way toward achieving sustained, long-term profitability and growth as a stand-alone company. However, Cannell, one of PMFG’s largest stockholders, had different plans for the Company. Led by vocal activist investor J. Carlo Cannell, Cannell started agitating for the sale of PMFG upon acquiring more than 1.115 million shares of PMFG common stock, or approximately 5.28% of the Company’s outstanding shares. In its May 20, 2014 Schedule 13-D filing, which disclosed its ownership stake in PMFG, Cannell announced that it would be pursuing a number of hostile actions against PMFG’s Board, including: (i) initiating a proxy fight and nominating its own representatives to the Board; (ii) taking actions in “pursuit of strategic initiatives”; and (iii) forming a larger voting bloc group comprised of other investors in PMFG.

45. Cannell’s threat to the Board came at a time when the Company’s Board and management were in a vulnerable position. On May 13, 2014, just a week prior to Cannell’s announcement, CECO had terminated preliminary discussions with PMFG’s senior management concerning a potential acquisition of the Company. CECO had previously submitted a preliminary proposal to acquire the Company at the price of $9.00 per share of PMFG common stock, but subsequently withdrew the proposal after the Company reported a net loss in revenue for third quarter fiscal year 2014. Due to their inability to close the deal with CECO and the bad quarter the Company had just experienced, PMFG’s Board and management were particularly susceptible to Cannell’s demands for the Company to pursue “strategic initiatives,” even when such initiatives were not value-maximizing, or in the best interest of the Company’s public stockholders.

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46. Two weeks later, on June 4, 2014, Cannell stepped up the pressure to the Board when it filed an amended Schedule 13-D, which disclosed that Cannell and a group of affiliated investors, including Defendants Shubin Stein and Gillman, had increased their ownership stake to 1.138 million shares of PMFG common stock, or approximately 5.39% of the outstanding shares. Cannell and its allies would ultimately increase their ownership stake in the Company to more than 6%. Cannell also announced its plan to engage in a proxy contest to elect its own representatives to the Company’s Board at the 2014 annual stockholders meeting.

47. With a threat of a contentious, reputation-damaging proxy fight looming over their heads, the Company’s incumbent Board and management quickly folded and acquiesced to Cannell’s demands. On July 25, 2014, the Company announced that it had entered an agreement with Cannell, pursuant to which Defendants Gillman and Shubin Stein would be appointed to the Board. In exchange for the appointment of its allies to the Board, Cannell agreed to drop its proxy challenge.

48. Once Gillman and Shubin Stein were appointed as directors, there was renewed pressure for the Board and Company management to re-engage with CECO, leading the parties to resume their discussions concerning a potential acquisition. This time around, however, CECO’s management knew that with Cannell pushing for a quick sale, it could acquire the PMFG on the cheap, and certainly for much less than the $9.00 per share it had previously offered for the Company. Moreover, realizing the Board was desperate to do a deal, CECO demanded, and was granted, exclusivity shortly after the parties renewed negotiations. The Board initially authorized a 45-day period during which CECO had the exclusive rights to negotiate an acquisition, but later

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extended the exclusivity period to a total of 85 days to ensure that CECO could close the deal without any interference. During this time, the Board failed to conduct any reasonable market check and did not solicit the interest of any other potential acquirers, including private equity firms that could potentially offer the certainty of a high-premium, all-cash transaction. In fact, the Board’s actions (or lack of action) prior to the announcement of the Proposed Acquisition demonstrate that the Board did everything in its power to avoid an open, value maximizing sales process for the Company.

49. Highlighting the skewed, one-sided nature of the sales process, the Board authorized the retention of advisors who had simultaneously been retained by CECO. The Board agreed to retain the law firm of Jones Day to serve as the Company’s legal advisor during the process, despite the fact that Jones Day had previously been retained by CECO and was continuing to represent CECO on other legal matters throughout the process. Furthermore, both PMFG and CECO contacted the consulting firm of Ernst & Young around the same time in late February 2015 and directed that Ernst & Young perform the same accounting and financial due diligence on the other party in connection with the sales process. PMFG’s Board therefore made the ill-advised decision to retain an advisor to assist the Company with sensitive issues concerning financial due diligence, which was performing the same exact work for the acquirer.

50. Protected by an exclusivity agreement that effectively eliminated the threat of any other competing bidder, CECO was able to negotiate extremely favorably deal terms for itself – to the detriment of PMFG and its public stockholders. Exploiting Cannell’s and the Board’s desire for a quick sale, CECO managed to extract significant reductions in price – going far below its initial proposed price of $9.00 per share. On January 9, 2015, CECO indicated its willingness to acquire the Company at a valuation range of $7.00 to $7.50 per outstanding share of PMFG

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common stock. And a few weeks later, on January 22, 2015, CECO submitted a revised proposal to acquire the Company at an even lower valuation range of $7.00 to $7.20 per share. However, CECO did not stop there and pressed even harder for further price reductions. By late April 2015, it was able to extract a price of $6.85 per share that was below the low-end of its previous valuation ranges.

51. Rather than negotiating an acquisition price close to the $9.00 per share that CECO had initially proposed, the Board ultimately settled for an inferior and inadequate price that was more than $2.00 less than CECO’s initial proposal. Moreover, the Board agreed to the sub-optimal price of $6.85 per share at a time when PMFG was reporting that it was making significant progress with its business initiatives, particularly with its efforts to reduce operating costs and increase margins.

52. With nothing to stand in the way of the sale of the Company to CECO, the parties wrapped up their negotiations by early May 2015. On May 3, 2015, the Board convened a meeting, ostensibly for the purpose of considering the financial analyses and fairness opinion prepared by Stifel Nicolaus, the Company’s financial advisor. Stifel Nicolaus had a longstanding relationship with PMFG, serving as the Company’s advisor on its 2012 initial public offering. To no surprise, Stifel Nicolaus opined that CECO’s offer was fair from a financial perspective. For this opinion, the Board agreed to pay Stifel Nicolaus $125,000 upon its initial engagement and an additional $500,000, payable only upon the rendering of a favorable opinion.

53. Importantly, in preparing the underlying financial valuations that supported its fairness opinion, Stifel Nicolaus relied upon certain financial projections prepared by the Company, which were revised upon by CECO’s request to make CECO’s offer look more attractive. In March 2015, the Company provided financial projections regarding PMFG’s

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forecasted operating results for fiscal years 2015 through 2020 (the “Initial PMFG Management Projections”) to Stifel Nicolaus, as well as to CECO. The Initial PMFG Management Projections, which were reviewed and authorized by the Board, incorporated bookings from a $28.4 million contract award that was set to generate revenue for the Company in fiscal year 2016. However, in late April 2015, CECO directed PMFG management to revise the Initial PMFG Management Projections to exclude the $28.4 million contract award. The Board inexplicably agreed to these revised projections (the “Updated PMFG Management Projections”), which, due to the exclusion of the $28.4 million contract, contained lower revenue and gross profit figures than what was set forth in the Initial PMFG Management Projections. The Updated PMFG Management Projections were provided to Stifel Nicolaus for use in its financial valuations and fairness opinion.

54. On May 4, 2015, PMFG and CECO jointly announced that they had entered into the Merger Agreement, whereby CECO will acquire each share of PMFG common stock for consideration valued at just $6.85 per share. Specifically, the terms of the Merger Agreement provides that CECO will acquire all of PMFG’s outstanding common shares for, at the election of the holder, subject to proration, either:

•	$6.85 per share in cash, without interest; or

•	a number of shares of CECO Common Stock equal to a fraction, the numerator of which is $6.85 and the denominator of which is the VWAP Price of CECO Common Stock for the 15 consecutive trading days ending on the trading date immediately preceding the closing date of the Merger Agreement; provided that the Stock Consideration is subject to a collar such that (1) if the VWAP Price is less than or equal to $10.61, then the Exchange Ratio will be 0.6456 shares of CECO Common Stock for each share of Company common stock, and (2) if the VWAP Price is greater than or equal to $12.97, then the Exchange Ratio will be 0.5282 shares of CECO Common Stock for each share of Company common stock. The net effect of this collar mechanism is that no further increase in the Exchange Ratio will be made if the CECO trading price is less than $10.61, and no further decrease in the Exchange Ratio will be made if the CECO trading price is greater than $12.97.

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55. In the aggregate, stockholder elections for the Cash Consideration and Stock Consideration will be subject to pro ration so that approximately 45% of the outstanding shares of PMFG common stock will be exchanged for Cash Consideration and approximately 55% for Stock Consideration. No fractional shares of CECO Common Stock will be issued, and the Company’s stockholders will receive cash in lieu of any fractional shares.

56. The joint press release announcing the Proposed Acquisition states in pertinent part:

CECO Environmental to Acquire PMFG

PMFG Stockholders to Receive $6.85 in Cash and CECO Stock

Creates a Global Leader in Environmental, Energy

and Fluid Handling Technologies

$15 Million in Cost Synergies Expected to Be Realized Within 24 Months

…CECO Environmental Corp. (“CECO”) and PMFG, Inc. (“PMFG”), today jointly announced that the companies have entered into a definitive merger agreement in which CECO will acquire PMFG. CECO is a leading global environmental, energy and fluid handling technology company. PMFG is a global provider of engineered equipment for the abatement of air pollution, the separation and filtration of contaminants from gases and liquids, and industrial noise control equipment. The transaction is expected to close in the third quarter of 2015. CECO expects the transaction to be accretive in 2016.

Pursuant to the merger agreement, CECO will acquire all of the outstanding shares of PMFG common stock for cash and stock valued at $6.85 per share (approximately $150 million equity value or $130 million enterprise value), representing a 48% premium to PMFG’s closing share price on May 1, 2015. PMFG’s shareholders may elect to exchange each share of PMFG common stock for either $6.85 in cash or shares of CECO common stock having an equivalent value based on the volume weighted average trading price of CECO common stock for the 15-trading day period ending on the trading day immediately preceding the closing of the merger, subject to a collar. Elections are subject to proration such that PMFG’s outstanding shares will be exchanged for approximately 55% of CECO common stock and 45% cash.

The completion of the merger is subject to customary closing conditions including the approval of the stockholders of both CECO and PMFG and antitrust approval. CECO has received a financing commitment from Bank of America Merrill Lynch, as Lead Arranger and Administrative Agent, to increase and amend its existing senior credit facility in connection with the merger. The board of

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directors of each of CECO and PMFG has unanimously approved the transaction. CECO stockholders who combined own approximately 15% of the voting power of CECO have signed voting agreements and irrevocable proxies to vote in favor of the transaction.

Transaction Benefits

CECO and PMFG’s products and end markets are highly complementary and when combined will represent one of the most comprehensive product portfolios in the industry with approximately $500 million in environmental, energy and fluid handling-related revenue. Some key highlights of the combination include the following:

•	Enables CECO to leverage both companies’ blue-chip technology portfolios and highly respected brand-name products (80 years on average) across a variety of applications. The combination of these portfolios will allow the combined company to provide a more comprehensive customer solution from a single source provider.

•	The combination of both silencer technology brands (Burgess Manning at PMFG and Aarding at CECO) will create a leading global manufacturer within the noise reduction and abatement market segment with expanded product alternatives and increased opportunities for the reduction of sourcing costs.

•	PMFG brings one of the leading Selective Catalytic Reduction (SCR) and Selective Non-Catalytic Reduction (SNCR) technologies to the portfolio, which are critical to the control of emissions in both utility and industrial power generation facilities. The addition of PMFG’s SCR and SNCR technologies to CECO’s product portfolio is key to its goal of becoming a complete solutions provider to its customers in the power generation and industrial end markets as well as expanding its presence along the energy value chain.

•	PMFG’s recently acquired CCA Combustion Systems represents another significant addition to CECO’s air pollution control business providing critical combustion control technologies used to reduce air pollutants at the point of combustion for a variety of facilities including utility power plants, paper & pulp mills, chemical plants, oil refineries and ethanol plants. Accordingly, CCA is an ideal technology to integrate within the OneCECO sales initiative.

•

Enhanced selling opportunities through each company’s respective sales channels and cross-selling products to customers across all industries and geographies. Examples include the ability to sell PMFG’s environmental products and services through CECO’s

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robust sales network in China and increasing CECO’s European sales through PMFG’s well-established sales channels in Europe and the Middle East.

•	The combination will further broaden CECO’s client base for after-market sales and recurring revenue as a larger installed base can be targeted. CECO has made significant investments in building a sales organization focused on targeting key purchasing decision makers at the customer level including facility operators and procurement teams, which are critical relationships to secure after-market orders. The addition of PMFG gives CECO a combined installed base of $5 billion, which significantly expands the opportunity to drive recurring revenue across the company.

Cost Reduction and Operating Synergies

The larger scale and scope of the business will generate numerous opportunities to improve the combined company’s overall cost structure and create operating efficiencies. This combination is expected to generate improved margins by leveraging PMFG’s impressive gross margins, while implementing CECO’s Operational Excellence program. CECO will focus the initial integration efforts on the following areas:

•	Reducing the overlap of the combined company’s global footprint by integrating their respective global supply chains, as well as increasing the operational efficiencies of the combined organization’s manufacturing facilities by leveraging CECO’s asset-light strategy.

•	Improving the efficiency of operating expenditures by consolidating service relationships, eliminating redundant activities and facilities, and driving out costs that are not tightly aligned with CECO’s global growth strategy.

•	Combining best-in-class practices and implementing CECO’s focus on SG&A efficiencies.

In the aggregate, cost savings are estimated to be approximately $15 million and are expected to be realized over 24 months following the close of the transaction. These cost savings will be implemented while CECO maintains a critical focus on strengthening customer and supplier relationships, maintaining quality control and ensuring employee retention.

Jeff Lang, Chief Executive Officer of CECO stated, “This is a major step in the evolution of CECO and we are very excited to bring PMFG into the CECO family. PMFG’s product portfolio is highly complementary to our existing businesses, while enabling us to expand into a number of new applications and

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growth markets. Not only do we see compelling potential growth opportunities, but believe by combining PMFG’s operations into our own, there are significant opportunities for cost reductions that will expand margins and drive returns for our shareholders. In regard to our balance sheet, CECO has a solid history of generating strong free cash flow, which we will use to quickly drive our debt coverage ratio back towards our target of 2.0 times.”

Mr. Lang continued, “I would like to thank the PMFG team for their significant work and effort on this endeavor. PMFG has a world class operation with strong talent throughout the organization. We are looking forward to their contributions at CECO. Our organizations have a shared vision of global growth, margin expansion and generating long-term value for our shareholders.”

Peter J. Burlage, Chairman and Chief Executive Officer of PMFG commented, “We are excited to be joining forces with CECO and believe the scale and synergies generated by this combination are superior to what could be captured by either organization independently. Furthermore, the structure enables our shareholders to participate in the upside opportunity. The PMFG team is looking forward to working with the CECO team to drive this transaction forward to the benefit of our customers, shareholders and employees.”

Jason DeZwirek, CECO’s Chairman stated, “We have admired PMFG’s product portfolio and gross margins for a number of years and spent considerable time analyzing a potential combination. We believe there are significant strategic and financial benefits to the transaction. This is a unique situation and there are very few opportunities to find companies with such a complementary mix of technologies, customers and geographies. We expect the combined business will be a market leader across numerous categories with nearly half a billion dollars in sales and will have a unique global presence to better serve our customers and drive shareholder value.”

Jefferies LLC is serving as financial advisor to CECO while Stifel is serving as financial advisor to PMFG. Squire Patton Boggs (US) LLP is serving as legal counsel to CECO and Jones Day is serving as legal counsel to PMFG. In support of this transaction, Bank of America Merrill Lynch, as Lead Arranger and Administrative Agent, has provided a financing commitment for a $25 million increase and amendment to CECO’s existing $195 million Senior Credit Facility.

Defendants Locked Up the Transaction

57. As detailed above, the Board and management of PMFG were driven to do a deal with CECO, and CECO only. Under pressure by Cannell and desperate to avoid another broken sales process, the Board devoted its exclusive attention to negotiating with CECO and failed to canvass the market before the announcement of the Proposed Acquisition. The Board was dead-set on selling the Company to its preferred partner and did not consider other value-maximizing alternatives, including a high-premium, all-cash transaction.

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58. And, once the Merger Agreement was executed, the Board agreed to implement a number of preclusive deal protection devices that were designed to expedite the sale of the Company to CECO and preclude any competing bids. Specifically, the Board signed off on certain “lock-up” provisions in the Merger Agreement, which collectively preclude any competing offers for the Company, include: (i) an illusory 45-day “go-shop” period; (ii) a no-solicitation provision that precludes the Company, following the go-shop period, from providing confidential Company information to, or even communicating with, potential competing bidders except under extremely limited circumstances; (iii) a matching rights provision that allows CECO to match any competing superior proposal; and (iv) a termination fee provision that obligates the Company to pay CECO a $1.6 million termination fee and up to $1.6 million in CECO’s expenses in the event the Proposed Acquisition is terminated in favor of a superior proposal that results from the go-shop period, and a $4.8 million termination fee if the Proposed Acquisition is terminated in favor of a superior proposal thereafter.

59. The go-shop provision in the Merger Agreement is illusory because it was not intended to attract or secure higher offers for PMFG. After the announcement of the Proposed Acquisition, any potentially interested bidder would have seen it as a fool’s errand and a waste of resources to conduct due diligence during the short 45-day window of the go-shop and attempt to negotiate a new deal, particularly considering that CECO had already captured the loyalty of the Board through the lure of various financial perks, held a substantial information advantage, and could match any competing offer.

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60. Moreover, empirical research has shown that go-shop provisions in buyout transactions are largely ineffective and rarely result in higher bids, particularly in deals involving private equity firms. See Ryan Dezember, “When Shopping Sprees Go Wrong,” Wall Street Journal, July 4, 2013. In fact, go-shop provisions may have the opposite effect of decreasing an acquirer’s pre-announcement offer because when such a provision is inserted in the merger agreement, the acquirer is incentivized not to bid the maximum value for the company, but instead “reserve future value for expected future rounds of billing” after the announcement of the deal. Id. Thus, rather than relying on an ineffective and inefficient go-shop period after the deal with CECO had been negotiated, the Board should have pursued a robust pre-signing market check from the very beginning.

61. All of the foregoing deal protection devices, in combination with one another, act to restrain the Company’s ability to solicit or engage in negotiations with any third party regarding a proposal to acquire all or a significant interest in the Company. The inclusion of these restrictive provisions in the Merger Agreement does not provide the Board an effective “fiduciary out” under the circumstances. These provisions foreclose any realistic chance that any potential bidders will express interest or make alternative bids in order to provide the needed market check on the Proposed Acquisition.

Company Insiders Pursued Their Own Financial and Professional Interests

62. PMFG’s Board and senior management agreed to push through the Proposed Acquisition at a sub-optimal price and deprive the Company’s public shareholders of the true value of their shares for self-interested reasons unrelated to the merits of the transaction. For their part in approving the Merger Agreement, the Individual Defendants were able to protect their own professional interests and secure lucrative personal benefits not shared with the public stockholders.

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63. First, the Company insiders stand to reap a substantial financial windfall for securing the deal with CECO. PMFG’s Board and management were highly motivated to sell the Company to CECO because the transaction will allow them to cash out their previously illiquid, locked-up holdings in the Company through the immediate and full vesting of all of their shares of restricted stock, RSUs, and stock options, upon the closing of the transaction. The accelerated vesting of these holdings would not have occurred had PMFG remained a standalone company. And, critically, the equity awards granted to PMFG directors and executive officers that will be cashed out in connection with the Proposed Acquisition will be deducted from the consideration that would be otherwise paid to the Company’s public stockholders, and unlike the shares held by the public shareholders, such awards will not be subject to any proration or reallocation in the event that the cash elections by the PMFG stockholders are oversubscribed.

64. Additionally, the Board has authorized an additional stock award for its members and other Company insiders, in the form of restricted stock units, to be granted on or after September 15, 2015.

65. Furthermore, certain members of the Board and management are set to receive additional awards in cash in the form of “change-of-control” payments. All told, PMFG’s directors and officers stand to gain $6 million in special insider benefits for themselves, while ignoring the interests of the public shareholders in maximizing the price of the Proposed Acquisition.

66. Second, members of PMFG’s Board were motivated to do a deal with CECO, even at an unfair and inadequate price, to avoid the possibility of another proxy fight from Cannell. Shortly after CECO had called off preliminary discussions to acquire PMFG in May 2014, Cannell announced its plans to secure the appointment of its own representatives to the Board, as well as to pursue “strategic initiatives” for the Company. The Board did not put up any fight and readily

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acquiesced to Cannell’s threat of a proxy battle, resulting in the appointment of Cannell allies Shubin Stein and Gillman to the Board. Had the members of PMFG’s Board failed to secure a deal with CECO the second time around, they would have faced renewed pressure and the threat of another proxy fight from Cannell.

67. A renewed and drawn-out proxy contest would likely have disastrous consequences to the reputations and professional standings of the incumbent Board members who were not aligned with Cannell. Recent academic research confirms that proxy contests have a significant adverse effect on the careers of incumbent directors. As explained in an October 2013 study entitled “Shareholder Democracy in Play Career Consequences of Proxy Contests,” authored by Professor Margarita Tsoutsoura of the University of Chicago and Professor Vyacheslav Fos of the University of Illinois at Urbana-Champaign, corporate directors experience a significant decline in their directorship opportunities following a proxy contest. The authors summarize their findings as follows:

Using hand-collected data on all proxy contests during 1996-2010, this paper studies whether such contests affect the careers of incumbent directors. We show that proxy contests are associated with significant adverse effects on the careers of incumbent directors: following a proxy contest, incumbents lose seats not only on targeted boards, but also on other unrelated boards. For example, facing a direct threat of removal is associated with losing more than one board seat over the following three years, which corresponds to more than $1.3 million in foregone income for the average incumbent director. The results are robust when we account for director time-invariant characteristics, firm time-varying characteristics, and also when we hold firm and director matches constant.

*            *             *

Therefore, the proxy-contest mechanism is effective in imposing significant career costs on incumbent directors. Importantly, the effect is not limit [sic] to targeted companies: it increases the likelihood of losing directorships in other companies as well.

Career Consequences of Proxy Contests, at 31-32.

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68. To avoid the reputational damage and personal financial consequences that would result from another proxy fight, the members of PMFG’s Board placed their own interests before those of the Company’s shareholders and readily capitulated to the unfair and inadequate deal teams offered by CECO. Instead of attempting to negotiate an agreement reflecting the best consideration reasonably available for the public shareholders they are duty-bound to serve, the Individual Defendants disloyally placed their own interests first, and tailored the terms and conditions of the Proposed Acquisition to meet their own needs and objectives. The Board’s efforts to advance its members’ personal interests at the expense of Company’s public shareholders has resulted in the unfair Proposed Acquisition being presented to the shareholders at an untenable and inadequate price.

The Proposed Acquisition Fails to Maximize Shareholder Value

69. The Merger Consideration agreed upon by the Board fails to properly value the Company’s recent financial performance, strong growth prospects, and the substantial synergies that will result from the consummation of the Proposed Acquisition. In spite of their duty to do so, the members of PMFG’s Board failed to secure the best value reasonably available for the Company’s shareholders in connection with the Proposed Acquisition.

70. Highlighting the inadequate nature of the Merger Consideration, CECO had originally indicated interest in acquiring PMFG at the much higher price of $9.00 per share. However, CECO was able to take advantage of the corporate governance challenge the Company was facing from Cannell and the Board’s mounting desperation to do a deal, and as such, was able to extract significant price concessions, resulting in the meager Merger Consideration valued at $6.85 per each share at time of the announcement.

71. The Merger Consideration fails to adequately compensate PMFG stockholders for the tremendous synergistic value that will benefit CECO upon the completion of the Proposed

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Acquisition. PMFG brings to CECO the leading Selective Catalytic Reduction (“SCR”) and Selective Non-Catalytic Reduction (“SNCR”) technologies, which are critical to the control of emissions in both utility and industrial power generation facilities. The addition of PMFG’s SCR and SNCR technologies to CECO’s product portfolio is key to CECO’s goal of becoming a complete solutions provider to its customers in the power generation and industrial end-markets as well as expanding its presence along the energy value chain. And PMFG’s recently acquired CCA Combustion Systems represents another significant addition to CECO’s air pollution control business, providing critical combustion control technologies used to reduce air pollutants at the point of combustion for a variety of facilities, including utility power plants, paper and pulp mills, chemical plants, oil refineries and ethanol plants. Further, the combination will broaden CECO’s client base for after-market sales and recurring revenue as a larger installed base can be targeted. The addition of PMFG gives CECO a combined installed base of $5 billion, which significantly expands CECO’s opportunity to drive recurring revenue.

72. For these reasons, among others, Jason DeZwirek, CECO’s Chairman, stated in the announcement of the Proposed Acquisition:

We have admired PMFG’s product portfolio and gross margins for a number of years and spent considerable time analyzing a potential combination. We believe there are significant strategic and financial benefits to the transaction. This is a unique situation and there are very few opportunities to find companies with such a complementary mix of technologies, customers and geographies. We expect the combined business will be a market leader across numerous categories with nearly half a billion dollars in sales and will have a unique global presence to better serve our customers and drive shareholder value.

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73. CECO was also able time the sales process to take advantage of a temporary decline in energy prices, thereby obtaining a very favorable deal price for itself – to the detriment of PMFG’s stockholders. However, despite the decline in energy prices, PMFG has demonstrated that it is still capable of achieving strong revenues and profits, and that it has a healthy outlook for the future. In the quarter preceding the announcement of the Proposed Acquisition, on February 5, 2015, PMFG reported the following positive results:

Revenue in the second quarter of fiscal 2015 increased $11.3 million or 38.2 percent to $40.9 million. The year over year growth in revenue is largely attributed to increased revenue in the United States and EMEA regions. The acquisition of the assets of CCA Combustion Systems (“CCA”) in March 2014 combined with higher demand for environmental solutions resulted in a greater than 150 percent increase in revenue in the Environmental Systems operating segment. Increased demand for steam separators utilized in the nuclear power generation industry and oily water separation solutions for the oil production industry resulted in a nearly nine percent year over year increase in the Process Products operating segment revenue.

Gross profit increased in the quarter by $4.7 million or 57.4 percent, to $ 12.8 million on higher revenue and the impact of non-recurring restructuring costs incurred in the prior fiscal year. Gross profit as a percent of revenue increased to 31.3 percent in the quarter from 27.4 percent in the prior year. Included in cost of goods sold for fiscal year 2014 is $471,000 of non-recurring restructuring costs related to the closure of a manufacturing plant in Texas and the relocation of the fabrication activities to the remaining plants in Texas. Operational improvement initiatives first implemented in the latter half of fiscal 2014 combined with an improvement in product mix are resulting in higher relative gross margins when compared to fiscal 2014.

*            *             *

Revenue in the first half of the fiscal year totaled $86.2 million and projects in backlog totaled $107.1 million as of December 27, 2014. While we currently do not anticipate a significant decline in revenue over the back half of the year when compared to the first half of the fiscal year, we remain cautious with regard to the impact of lower relative oil and natural gas prices, timing and trajectory of the natural gas infrastructure build-out in China and the timing of certain nuclear re-licensing and upgrade projects. We now expect revenue for the full year fiscal 2015 to be between $160 million and $170 million; with the increase over prior projections largely attributed to the continued strength of our Environmental Systems segment. Gross margins in the back half of the year are anticipated to be in line with those recognized in the first half of the fiscal year. The improvement in margin over the Company’s guidance issued in September 2014 is attributed in part to the operational initiatives that first began in the second half of fiscal 2014. Operating expenses are expected to decline modestly over the back half of the year as we reduce the spending on information technology expansion and operational improvement initiatives.

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74. Commenting on these results, Defendant Burlage stated:

Despite higher volatility related to swings in commodity prices, we continue to believe we have a tremendous growth opportunity in front of us. Key markets including power generation, the natural gas value chain and the petrochemical and chemical complex all benefit from long-term growth trends and our technology and solution play a critical role in those markets. Our team remains focused on driving profitable growth and creating value for our shareholders and employees in fiscal year 2015 and beyond.

75. Furthermore, the Merger Consideration does not adequately reflect PMFG’s expansive global manufacturing facilities, particularly its ability to capitalize on China’s lucrative natural gas industry and nuclear energy market. During the February 5, 2015 earnings call, Defendant Burlage reported that the Company was making “significant progress” in addressing the manufacturing issues arising from the expansion of its China facility, and that the facility would soon reach “full capacity within the next year as long as the major pipeline projects that are planned to happen in China do move forward in the back half of this 2015.”

76. The Merger Consideration also does not account for the additional revenues generated by the Company from two new contracts for certain of its emissions control and combustion systems equipment. After the announcement of the Proposed Acquisition, on June 2, 2015, PMFG announced two contract awards totaling $4.3 million – the benefits of which have not been factored into the Merger Consideration.

77. As the foregoing demonstrates, the Merger Consideration of $6.85 per share is unfair to PMFG public shareholders in that it does not reflect the Company’s market value had a full and fair auction been conducted. Defendants planned and orchestrated the Proposed Acquisition knowing that the Company’s stock was substantially undervalued in the market at the time.

The False and Materially Misleading S-4

78. In order to secure shareholder approval of the unfair Proposed Transaction, Defendants filed and issued the false and materially misleading S-4 with the SEC on June 9, 2015.

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The S-4 misrepresents and/or omits material information necessary for PMFG’s public stockholders to make an informed decision regarding whether to vote in favor of the Proposed Acquisition. Specifically, as set forth below, the S-4 fails to provide Company shareholders with material information and/or provides them with materially misleading information concerning: (i) the unfair sales process underlying the Proposed Acquisition; (ii) the significant conflict of interests that burdened the process; (iii) the financial valuation analyses prepared by the Company’s financial advisor, Stifel Nicolaus in connection with the rendering of its fairness opinion upon which the Board purportedly relied; and (iv) the financial projections prepared by, or provided to, the management of the respective companies and their advisors.

79. The S-4 contained material misstatements and otherwise fails to disclose material information about the flawed sales process that led to the Proposed Acquisition, including:

(a) the basis for the Board’s selection of, and the process by which the Board identified and selected the parties that were potentially interested in pursuing a transaction with the Company;

(b) the details surrounding the Board’s consideration of other potential strategic alternatives, including continuing as a stand-alone, independent company; and

(c) whether interested parties were required to execute confidentiality and/or standstill agreements that prevented them from submitting unsolicited offers for the Company, and the terms of such agreements.

80. The failure to disclose the foregoing information renders the S-4 false and materially misleading in that it gives PMFG’s shareholders a materially incomplete and distorted picture of the sales process and leaves the shareholders unable to determine whether the Board took all steps necessary to maximize shareholder value.

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81. The S-4 also contained material misstatements and otherwise failed to disclose material information about the conflicts of interests that burdened the process, including:

(a) the details concerning any promise, or offer of ongoing employment opportunities or positions in the newly acquired company, by CECO or any other potential acquirer, to the Board or management of PMFG, and any compensation they will receive in connection with such opportunities or positions;

(b) the basis for the Board’s selection of, the process by which the Board selected and retained Jones Day as its legal advisor on the Proposed Acquisition;

(c) the details surrounding Jones Day’s engagement or retention by CECO and any of its affiliates, in any capacity, and any fee or payment generated therefrom;

(d) the basis for the Board’s selection of, the process by which the Board selected and retained Ernst & Young as its due diligence advisor on the Proposed Acquisition;

(e) the details surrounding Ernst & Young’s engagement or retention by CECO or any of its affiliates, in connection with the Proposed Acquisition, or any other capacity, and any fee or payment generated therefrom;

(f) the basis for the Board’s selection of, the process by which the Board selected and retained Stifel Nicolaus as its financial advisor on the Proposed Acquisition;

(g) the details surrounding Stifel Nicolaus’ engagement or retention by CECO and any of its affiliates, and any fee or payment generated therefrom;

(h) the details surrounding the Board’s decision to pay Stifel Nicolaus a contingency fee and the reason(s) behind the fee structure; and

(i) the content, timing, and individuals involved in discussions or communications with Cannell or any of its representatives in 2014 and 2015 that led to or followed the appointment of Defendants Shubin-Stein and Gillman to PMFG’s Board.

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82. In order for PMFG’s public stockholders to make an informed decision about whether to vote for the Proposed Acquisition, Defendants were required to disclose even potential conflicts of interest. The stockholders are entitled to know if their fiduciaries have interests in the transaction that are even potentially in conflict with the stockholders’ interest in maximized value.

83. The S-4 omitted the following financial information about PMFG, including inputs and assumptions underlying valuation analyses performed by Stifel Nicolaus in connection with its opinion rendered to the Board concerning the fairness of the Proposed Acquisition, as follows:

(a) with respect to Stifel Nicolaus’ Selected Comparable Companies Analysis for PMFG (pp. 113-114 of the S-4), Defendants failed to disclose: (i) the EV/LTM EBITDA multiples for each selected public companies analyzed; (ii) the EV/2015E EBITDA multiples for each selected public companies analyzed; (iii) the EV/2016E EBITDA multiples for each selected public companies analyzed; (iv) whether Stifel Nicolaus performed any type of benchmarking analysis for PMFG in relation to each of the selected companies analyzed; and (v) whether Stifel Nicolaus applied any transaction premium to its indications of value to arrive at the control level of value for this analysis;

(b) with respect to Stifel Nicolaus’ Selected Precedent Transactions Analysis for PMFG (pp. 115-116 of the S-4), Defendants failed to disclose: (i) the criteria Stifel Nicolaus used to identify the ten selected transactions as being relevant for comparative purposes; (ii) the EV/NTM EBITDA multiples for each of the selected precedent transactions analyzed by Stifel Nicolaus; and (iii) the adjusted PMFG management forecast for NTM EBITDA used by Stifel Nicolaus in its analysis;

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(c) with respect to Stifel Nicolaus’ Discounted Cash Flow Analysis for PMFG (pp. 116-117 of the S-4), Defendants failed to disclose: (i) the specific definition of “unlevered free cash flow” used by Stifel Nicolaus in its calculations of cash flow; (ii) the individual inputs and assumptions utilized by Stifel Nicolaus to derive the discount rate range of 16.2% - 18.2% used in its analysis; and (iii) how Stifel Nicolaus treated stock-based compensation expense (i.e., as a cash or non-cash expense) in its analysis;

(d) with respect to Stifel Nicolaus’ Selected Comparable Companies Analysis for CECO (pp. 117-118 of the S-4), Defendants failed to disclose: (i) the EV/LTM EBITDA multiples for each selected public companies analyzed; (ii) the EV/2015E EBITDA multiples for each selected public companies analyzed; (iii) the EV/2016E EBITDA multiples for each selected public companies analyzed; and (iv) whether Stifel Nicolaus performed any type of benchmarking analysis for CECO in relation to each of the selected companies analyzed;

(e) with respect to Stifel Nicolaus’ Discounted Cash Flow Analysis for CECO (pp. 118-119 of the S-4), Defendants failed to disclose: (i) the specific definition of “unlevered free cash flow” used by Stifel Nicolaus in its calculations of cash flow; (ii) the individual inputs and assumptions utilized by Stifel Nicolaus to derive the discount rate range of 12.1%-14.1% used in its analysis; and (iii) how Stifel Nicolaus treated stock-based compensation expense (i.e., as a cash or non-cash expense) in its analysis; and

(f) with respect to the financial projections generated by PMFG management and relied upon by Stifel Nicolaus for purposes of its analyses, Defendants failed to disclose the following concerns for fiscal years 2015 through 2019 (pp. 121-123 of the S-4): (i) taxes (or tax rate); (ii) capital expenditures; (iii) changes in net working capital; (iv) stock-based compensation expense; (v) any other adjustments to unlevered free cash flow; and (vi) unlevered free cash flow.

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84. There is no more material information to the public shareholders in an acquisition than the information underlying or supporting the purported “fair value” of their shares. Shareholders are entitled to the information necessary to inform a decision as to the adequacy of the merger consideration, which includes the underlying data (including management’s projections), the financial advisor relied upon, the key assumptions that the financial advisor used in performing valuation analyses, and the range of values that resulted from those analyses. Here, the analyses of the financial advisor incorporated certain critical assumptions that significantly affected the output (valuation) of the analyses. Without the disclosure of this material information, shareholders were misled as to the adequacy of CECO’s offer.

85. Defendants’ failure to provide PMFG’s stockholders with the foregoing material information constitutes a violation of their fiduciary duties of candor and full-disclosure. The Individual Defendants were aware of their duty to disclose this information, and acted with at least negligence in failing to include such information in the S-4. Absent disclosure of this material information prior to the vote on the Proposed Acquisition, Company shareholders will be unable to make an informed decision about whether to vote in favor of the Proposed Acquisition and are thus threatened with irreparable harm for which damages are not an adequate remedy.

86. In sum, in pursuing the unlawful plan to consummate the Proposed Acquisition for less than fair value and pursuant to an unfair process, Defendants have breached their fiduciary duties of loyalty, due care, independence, candor, good faith and fair dealing, and/or have aided and abetted such breaches. Defendants are moving quickly to consummate the Proposed Acquisition. Consequently, immediate judicial intervention is warranted here to rectify existing and future irreparable harm to the Company’s shareholders. Plaintiff seeks to enjoin the Proposed Acquisition.

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FIDUCIARY DUTIES OF THE INDIVIDUAL DEFENDANTS

87. By reason of the Individual Defendants’ positions with the Company as officers and/or directors, said individuals are in a fiduciary relationship with the Company and its shareholders, and owe the Company and its shareholders a duty of highest good faith, fair dealing, loyalty, and full, candid and adequate disclosure.

88. The claims are brought under Delaware state law, which requires every corporate director to act in good faith, in the best interests of the company and the company’s shareholders, and to act with such care, including reasonable inquiry, as would be expected of an ordinarily prudent person. Where the officers and/or directors undertake a transaction that will result in either: (i) a change in corporate control; (ii) a breakup of the corporation’s assets; or (iii) sale of the company, the directors have an affirmative fiduciary obligation to obtain the highest value reasonably available for the company’s shareholders, and if such transaction will result in a change of corporate control, the shareholders are entitled to receive a significant premium. To diligently comply with their fiduciary duties, the directors and/or officers may not take any action that:

(a) adversely affects the value provided to the company’s shareholders;

(b) contractually prohibits them from complying with or carrying out their fiduciary duties;

(c) discourages or inhibits alternative offers to purchase the company or its assets; or

(d) will otherwise adversely affect their fiduciary duty to search and secure the best value reasonably available under the circumstances for the company’s shareholders.

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89. In accordance with their fiduciary duties of loyalty and good faith, the Individual Defendants, as directors and/or officers of PMFG, are obligated to refrain from:

(a) participating in any transaction where the directors’ or officers’ loyalties are divided;

(b) participating in any transaction where the directors or officers receive or are entitled to receive a personal financial benefit not equally shared by the public shareholders of the corporation;

(c) unjustly enriching themselves at the expense or to the detriment of the public shareholders; and/or

(d) unjustly entrenching themselves as managers and/or officers of the Company by failing to give adequate consideration to legitimate bids for the Company.

90. Plaintiff alleges herein that the Individual Defendants, separately and together, in connection with the Proposed Acquisition, knowingly or recklessly breached their fiduciary duties, including the duties of loyalty, good faith and independence owed to the Company. The Individual Defendants stood on both sides of the transaction, engaged in self-dealing, abused their control of PMFG, and obtained for themselves personal benefits, including personal financial benefits, to the detriment of the Company and its shareholders.

CONSPIRACY, AIDING AND ABETTING, AND CONCERTED ACTION

91. In committing the wrongful acts alleged herein, Defendants have pursued, or joined in the pursuit of, a common course of conduct, and acted in concert with and conspired with one another, in furtherance of their common plan or design. In addition to the wrongful conduct herein alleged as giving rise to primary liability, Defendants further aided and abetted and/or assisted each other in breach of their respective duties as herein alleged.

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92. Each of the Defendants herein aided and abetted and rendered substantial assistance in the wrongs complained of herein. In taking such actions, as particularized herein, to substantially assist the commission of the wrongdoing complained of, each defendant acted with knowledge of the primary wrongdoing, substantially assisted in the accomplishment of that wrongdoing, and was aware of his overall contribution to, and furtherance of, the wrongdoing. The Defendants’ acts of aiding and abetting included, inter alia, the acts each of them are alleged to have committed in furtherance of the conspiracy, common enterprise and common course of conduct complained of herein.

DERIVATIVE AND DEMAND ALLEGATIONS

93. Plaintiff repeats and realleges each allegation as though fully set forth herein.

94. Plaintiff brings this action derivatively in the right and for the benefit of PMFG to redress injuries suffered, and to be suffered, by PMFG as a direct result of the Individual Defendants’ breaches of fiduciary duties owed to PMFG.

95. Plaintiff owns PMFG shares and has been an owner of PMFG shares at all times relevant hereto. Plaintiff will adequately and fairly represent the interests of the Company and its shareholders in enforcing and prosecuting their rights. Plaintiff has retained counsel experienced in these types of actions to prosecute claims on the Company’s behalf

96. Plaintiff has not made a demand on the Board to file suit for the breaches of fiduciary duty alleged herein because such a demand would be a futile and useless act that would likely lead to PMFG suffering irreparable injury, particularly for the following reasons:

(a) The delay associated with complying with demand requirements, together with Defendants’ efforts to quickly consummate the merger, will cause the Proposed Acquisition to be consummated before Plaintiff is able to obtain the relief Plaintiff seeks in this action, and will irreparably harm PMFG, as there will be no way to undo the merger, the merger will extinguish PMFG as an ongoing entity, and the merger will deprive PMFG of any possibility to recover its losses;

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(b) Each of the key officers and directors knew of and/or directly benefited from the wrongdoing complained of herein;

(c) Each member of the Board has been named as a Defendant to this lawsuit;

(d) In order to bring this suit, all of the Individual Defendants would be forced to sue themselves and persons with whom they have extensive business and personal entanglements, which they will not do, thereby excusing demand;

(e) Defendant Burlage, by virtue of his position, maintains complete control over any decisions required to be made by the Board, including any action to be taken in response to a demand made by shareholders;

(f) Even though certain Defendants may claim to be independent directors because they are not directly employed by the Company, none of these Defendants are truly independent because they each have personal and/or professional conflicts of interest with other members of the Board;

(g) Each Individual Defendant has breached his duties owed to PMFG as alleged herein;

(h) Each Individual Defendant has breached his duties to PMFG, by, among other things, agreeing to sell the Company for an unfair and inadequate price, thereby causing and threatening PMFG with irreparable harm in the form of the loss of its assets and future prospects for an unfair and inadequate price, and loss of share value;

(i) Each Individual Defendant has breached his duties to PMFG by considering the Proposed Acquisition and abandoning the Company’s long-term strategic plans, which have,

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thus far, fueled strong financial performance by PMFG, thereby causing and threatening PMFG with irreparable harm in the form of loss of share value, market share, business opportunities and/or goodwill;

(j) Under such circumstances, and under the particular facts alleged above, there is more than reasonable doubt as to the disinterestedness and independence of the Board, thus making demand futile;

(k) Under such circumstances, and under the particular facts alleged above, there is more than reasonable doubt that the underlying misconduct of Defendants is not a product of a valid exercise of business judgment and cannot be properly ratified by the Board, thus making demand futile;

(1) Any suit by the Individual Defendants to remedy these wrongs would likely expose the Individual Defendants to further civil actions being filed against one or more of them, thus they are hopelessly conflicted in making any supposedly independent determination whether to sue themselves;

(m) Each member of the Board is, directly or indirectly, the recipient of remuneration paid by the Company, including benefits, restricted stock awards, and other emoluments, by virtue of his Board membership and control over the Company, the continuation of which is dependent upon his cooperation with the other members of the Board, and participation and acquiescence in the wrongdoing set forth herein, and is therefore incapable of exercising independent objective judgment in deciding whether to bring this action;

(n) Because of their association as members of the Board and their positions as present or former employees, the Individual Defendants are dominated and controlled so as not to be capable of exercising independent objective judgment; and

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(o) The Company’s directors’ and officers’ liability insurance coverage prohibits directors from bringing suits against each other. Thus, if the Individual Defendants caused the Company to sue its officers and directors for the liability asserted in this case, they would not be insured for that liability. They will not do this to themselves. The Company’s officers’ and directors’ liability insurance was purchased and paid for with corporate funds for the protection of the corporation. This derivative action does not trigger the “insured vs. insured” exclusion, and therefore only this derivative action can obtain a recovery from the Company’s officers’ and directors’ insurance for the benefit of the corporation.

FIRST CAUSE OF ACTION

Derivative Claim for Breach of Fiduciary Duty

Against the Individual Defendants

97. Plaintiff repeats and realleges each allegation as though fully set forth herein. Plaintiff asserts this claim derivatively on behalf of PMFG.

98. The Individual Defendants are violating fiduciary duties owed to PMFG. By the acts, transactions and courses of conduct alleged herein, the Individual Defendants, individually and acting as a part of a common plan, are violating fiduciary duties owed to PMFG by considering a transaction with CECO without regard to the fairness of the transaction to PMFG.

99. As demonstrated by the allegations above, the Individual Defendants are violating fiduciary duties owed to PMFG by, among other reasons:

(a) ignoring or not protecting against the numerous conflicts of interest resulting from their various interrelationships in the Proposed Acquisition; and

(b) failing to fully inform themselves of the market value of PMFG before taking, or agreeing to refrain from taking, action concerning the Proposed Acquisition.

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100. By reason of the foregoing acts, practices and course of conduct, the Individual Defendants have violated their fiduciary duties owed to PMFG.

101. The Individual Defendants are engaging in self-dealing, are not acting in good faith toward PMFG, and have breached and are breaching the fiduciary duties owed to PMFG.

102. As a result of the Individual Defendants’ actions, the Company has been and will continue to be irreparably harmed and is entitled to injunctive relief.

SECOND CAUSE OF ACTION

Class Claim for Breach of Fiduciary Duties

Against the Individual Defendants

103. Plaintiff repeats and realleges each allegation as though fully set forth herein. Plaintiff asserts this claim on behalf of all holders of PMFG shares who are being and will be harmed by Defendants’ actions described herein.

104. The Individual Defendants have violated the fiduciary duties of care, loyalty, good faith and independence owed to the public shareholders of PMFG and have acted to put their personal interests ahead of the interests of PMFG’s shareholders.

105. By the acts, transactions, and courses of conduct alleged herein, Defendants, individually and acting as a part of a common plan, have unfairly deprived Plaintiff and other members of the Class of the true value inherent in and arising from PMFG.

106. The Individual Defendants have violated their fiduciary duties by failing to consider the effect of the transaction on PMFG’s shareholders.

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107. As demonstrated by the allegations above, the Individual Defendants have failed to exercise the care required, and have breached their fiduciary duties of loyalty, candor good faith, and independence owed to the shareholders of PMFG because, among other reasons:

(a) They failed to take steps to maximize the value of PMFG to its public shareholders;

(b) They failed to properly value PMFG and its various assets and operations; and

(c) They ignored or did not protect against the numerous conflicts of interest resulting from the Individual Defendants’ own interrelationships or connection with the Proposed Acquisition.

108. By the acts, transactions and courses of conduct alleged herein, Defendants, individually and acting as a part of a common plan, have unfairly deprived Plaintiff and other members of the Class of the true value of their investment in PMFG.

109. The Individual Defendants have violated their fiduciary duties by entering into the Proposed Acquisition without regard to the fairness of the transaction to PMFG shareholders.

110. As demonstrated by the allegations above, the Individual Defendants failed to exercise the care required, and breached their fiduciary duties of loyalty, good faith, candor and independence owed to the shareholders of PMFG because, among other reasons, they failed to ensure a fair process and maximization of shareholder value.

111. Because the Individual Defendants dominate and control the business and corporate affairs of PMFG, and have access to private corporate information concerning PMFG’s assets, business and future prospects, there exists an imbalance and disparity of knowledge and economic power between them and the public shareholders of PMFG which makes it inherently unfair for them to pursue and recommend the Proposed Acquisition from which they will reap disproportionate benefits to the exclusion of maximizing shareholder value.

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112. By reason of the foregoing acts, practices, and course of conduct, the Individual Defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward Plaintiff and the other members of the Class.

113. The Individual Defendants have engaged in self-dealing, have not acted in good faith toward Plaintiff and the other members of the Class, and have breached their fiduciary duties owed to the members of the Class.

114. As a result of the actions of Defendants, Plaintiff and the other members of the Class have been damaged in that they will not receive their fair portion of the value of PMFG’s assets and operations.

115. Plaintiff and the other members of the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury which Defendants’ actions threaten to inflict.

THIRD CAUSE OF ACTION

Class Claim for Aiding and Abetting Breaches of Fiduciary Duty

Against Parent, Merger Sub I and Merger Sub II

116. Plaintiff repeats and realleges each allegation as though fully set forth herein. Plaintiff asserts this claim on behalf of all holders of PMFG shares who are being and will be harmed by Defendants’ actions described herein.

117. The Individual Defendants owe to Plaintiff and the members of the Class certain fiduciary duties as fully set out herein.

118. By committing the acts alleged herein, the Individual Defendants have breached their fiduciary duties owed to Plaintiff and the members of the Class.

119. Parent, Merger Sub I and Merger Sub II colluded in or aided and abetted the Individual Defendants’ breaches of fiduciary duties, and were active and knowing participants in the Individual Defendants’ breaches of fiduciary duties owed to Plaintiff and the members of the Class.

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120. Parent, Merger Sub I and Merger Sub II participated in the breaches of the fiduciary duties by the Individual Defendants for the purpose of advancing their own interests. Parent, Merger Sub I and Merger Sub II will obtain both direct and indirect benefits from colluding in or aiding and abetting the Individual Defendants’ breaches. Parent, Merger Sub I and Merger Sub II will benefit, inter alia, from the acquisition of the Company at an inadequate and unfair consideration when the Proposed Acquisition closes.

121. Plaintiff and the other members of the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury which Defendants’ actions threaten to inflict.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff demands injunctive relief, in PMFG’s and Plaintiff’s favor and in favor of the Class and against Defendants as follows:

A. Declaring that Plaintiff may maintain the First Cause of Action derivatively and that Plaintiff is an adequate representative on behalf of the PMFG;

B. Declaring that Defendants have breached their fiduciary duties owed to PMFG;

C. Declaring that Plaintiffs Second and Third Causes of Action are properly maintainable as a class action;

D. Declaring that Defendants have breached their fiduciary duties owed to PMFG’s shareholders;

E. Enjoining Defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the Proposed Acquisition, unless and until the Company adopts and implements a procedure or process to obtain the highest possible price for shareholders;

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F. Directing the Individual Defendants to exercise their fiduciary duties to obtain a transaction that is in the best interests of PMFG’s shareholders;

G. Rescinding, to the extent already implemented, the Merger Agreement or any of the terms thereof;

H. Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees; and

I. Granting such other and further equitable relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff demands a trial by jury.

Respectfully submitted:

/s/ Joe Kendall
JOE KENDALL
State Bar No. 11260700
JAMIE J. McKEY
State Bar No. 24045262
KENDALL LAW GROUP, LLP
3232 McKinney Avenue, Suite 700
Dallas, TX 75204
Telephone: 214/744-3000
Facsimile: 214/744-3015 jkendall@kendalllawgroup.com jmckey@kendalllawgroup.com

ROBBINS GELLER RUDMAN & DOWD LLP
DAVID T. WISSBROECKER
EDWARD M. GERGOSIAN
655 West Broadway, Suite 1900
San Diego, CA 92101
Telephone: 619/231-1058
Facsimile: 619/231-7423

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DUNNAM DUNNAM HARMON WEST LINDLEY & RYAN LLP
HAMILTON P. LINDLEY
State Bar No. 24044838
4125 W. Waco Drive
Waco, TX 76710
Telephone: 254/753-6437
Facsimile: 254/753-7434

Attorneys for Plaintiff

CERTIFICATE OF SERVICE

I hereby certify that the foregoing instrument was served upon the following counsel of record in the above cause in accordance with Rule 21a, Texas Rules of Civil Procedure, via facsimile on this 10th day of July, 2015:

Via Facsimile 214-969-5100

Thomas R. Jackson

Jones Day

2727 North Harwood Street

Dallas, Texas 75201

Via Facsimile 216-479-8780

Joseph C. Weinstein

Squire Patton Boggs

4900 Key Tower

127 Public Square

Cleveland, OH 44114

/s/ Joe Kendall
JOE KENDALL

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